Exhibit 10.2
EXECUTION VERSION
ULTA SALON, COSMETICS & FRAGRANCE, INC.
CARL RUBIN EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of April 12, 2010, by and between Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”) and Carl Rubin (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. Effective May 3, 2010 (the “Commencement Date”) the Executive will serve as the Company’s Chief Operating Officer and President. In addition, at all applicable times during the Employment Term the Company will nominate Executive to serve as a member of the Board of Directors of the Company (the “Board”). Executive will report to the Company’s Chief Executive Officer. The Board intends to promote Executive to Chief Executive Officer on January 1, 2011, but in no event later than March 30, 2011. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position in the Company, as are reasonably assigned to Executive by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
          (b) Obligations. During the Employment Term, Executive will devote Executive’s full business time and efforts to the Company and Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s ethics guidelines, conflict of interest policies and code of business conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including serving as a director, without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company, as determined by the Board.
     2. Employment Term. The term of Executive’s employment under this Agreement shall commence on May 2, 2010 (the “Commencement Date”) and shall continue until terminated by either party (the “Termination Date”). Executive and the Company acknowledge that this employment relationship may be terminated by either party at any time, upon thirty (30) days written notice to the other party, provided it may be terminated immediately by the Company for Cause. However, if the Company terminates Executive without Cause he shall be entitled to the severance and other benefits as provided in Section 8(a).
     3. Compensation.
          (a) Base Salary. The Company will pay Executive an annual salary of $770,000 as compensation for all Executive’s services to the Company, subject to review annually, by the Compensation Committee of the Board (the “Committee”) and adjustment as the Committee based on such review may determine (such annual salary, as may be adjusted from time to time, to be referred to herein as “Base Salary”); provided, however, Executive’s Base Salary may not be decreased without Executive’s express written consent unless the decrease is pursuant to a general compensation reduction applicable to all, or substantially all, officers of the Company. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to all required withholdings and any elected deductions.
          (b) Special Cash Payment for Lost Benefits. The Executive has represented to the Company that upon termination of employment with his prior employer he forfeited the right to a $2,800,000 payment which otherwise would have been payable to Executive if he remained employed through September, 2010 (the “Lost Benefit”). In order to induce Executive to commence employment with the Company prior to September, 2010, and provided Executive is not terminated for Cause and he does not voluntarily terminate his employment prior to such date, the Company will pay Executive $2,800,000 (the “Special Cash Payment”) with the last Company payroll in August, 2010. In the event that the Lost Benefit is less than $2,800,000, or Executive recovers from his prior employer any portion of the Lost Benefit (the “Recovery Amount”), then the Executive will promptly inform the Company of the amount of the Recovery Amount and the Special Cash Payment shall be reduced by the Recovery Amount, or in the case where the Special Cash Payment has already been paid, Executive shall reimburse the Company within seven (7) business days the amount of the Recovery Amount. The parties agree that Executive has no obligation to take affirmative steps to seek payment of the Lost Benefit from his prior employer.
          (c) Annual Incentive. Executive will be eligible to earn an annual cash incentive compensation with respect to each fiscal year of the Company (each, a “Fiscal Year”) payable for the achievement of performance goals established by the Committee under the Company’s annual incentive plan applicable to senior officers of the Company. During the Employment Term, Executive’s target annual incentive shall be 100% of Base Salary (“Target Annual Incentive”), with a maximum annual incentive of 200% of Base Salary, subject to the terms of the annual incentive plan. The actual earned annual cash incentive (“Annual Incentive”), if any, payable to Executive will depend upon the extent to which the applicable performance goals specified by the Committee are achieved. For the 2010 Fiscal Year, the Executive’s Annual Incentive shall not be less than 100% of Base Salary, multiplied by a fraction the numerator of which is the number of days in the Fiscal Year elapsed from the Commencement Date and the denominator is 365. Any Annual Incentive shall be paid to Executive no later than two and one-half months following the end of the Fiscal Year to which such Annual Incentive relates (the “Incentive Payment Date”).
          (d) Equity.
          (i) Special Hire Restricted Share Grant. On the Commencement Date, Executive shall be granted that number of shares of restricted common stock of the Company equal to $2,775,000 divided by the average of the closing prices of the common stock over the fourteen (14) days preceding the Commencement Date (the “Restricted Shares”). The Restricted Shares shall be granted pursuant to the Restricted Share Agreement in the form set forth on Exhibit A, and unless otherwise provided herein, shall vest in full on December 29, 2011, subject to Executive’s continued service to the Company hereunder.

          (ii) Special Hire Option Grant. On the Commencement Date Executive shall be granted an option to purchase that number of shares of the Company’s common stock with a Black-Scholes value equal to $2,400,000 (the “Initial Option”). The actual number of shares granted pursuant to this Initial Option shall be not less than 300,000 or more than 500,000 shares. The Initial Option shall be subject to the terms of the Company’s standard form option agreement in the form set forth on Exhibit B, except that for purposes thereof “Cause” shall have the meaning set forth in Section 8(f) of this Agreement and any dispute over whether Executive has been terminated for Cause shall be resolved in accordance with Section 15 of this Agreement. Unless otherwise provided herein, the Initial Option shall vest and become exercisable with respect to one-fourth (1/4th) of the shares of Company common stock subject thereto on February 1, 2011 and on each anniversary of such date (each a “Vesting Date”), such that the Initial Option shall be fully vested and exercisable on February 1, 2014, in each case subject to Executive’s continued service to the Company hereunder.
          (iii) Long Term Incentive Program. Executive shall participate in the Company’s long term incentive program (“LTIP”) beginning in 2011 at the same time LTIP grants are made to other Company executives. Under the LTIP, Executive shall receive annual equity awards with a value equal to 200% of his Base Salary subject to the terms of the equity incentive plan pursuant to which the LTIP award is granted and the form award agreements applicable to senior officers of the Company from time to time.
          (iv) Future Equity Grants. The Company shall consider making additional equity grants to the Executive for the 2013 and 2014 Fiscal Years based on Company performance, in addition to those that would normally be available to the Executive pursuant to Section 3(d)(iii).
     4. Executive Benefits. During the Employment Term, Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, in accordance with the terms of such arrangements and as such plans, policies, and arrangements may exist from time to time.
     5. Relocation and Temporary Living and Commuting Expenses. Executive agrees to relocate permanently to the Chicago area as soon as practical, with the intent to accomplish the relocation by September 1, 2010. The Company will reimburse Executive for (a) a reasonable number of house hunting trips for himself and his family from Florida to the Chicago area, (b) moving expenses from Florida to his new home in the Chicago area (including packing, transportation and unpacking services by a professional mover of the Executive’s choosing), (c) reasonable temporary living expenses in the Chicago area, and (d) commuting expenses to and from his home in Florida from May 1, 2010 until September 1, 2010, or such later date as agreed by the Chairman of the Company. The reasonableness of expenses shall be determined by the Chairman of the Company.
     6. Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company will also reimburse

Executive for his reasonable attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement, up to a maximum of $40,000.
     7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) vested benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive (the “Accrued Benefits”). In addition, if the termination is by the Company without Cause, Executive will be entitled to the amounts and benefits specified in Section 8. Upon termination of employment, Executive will automatically resign from the Board.
     8. Severance and Other Benefits.
          (a) Termination Without Cause. If Executive’s employment is terminated by the Company without Cause (as defined below), then subject to Section 9, Executive will receive the following which are collectively referred to as the “Severance Benefits”:
          (i) payment of an amount equal to eighteen months of Base Salary (less applicable tax withholdings), paid in substantially equal installments in accordance with the Company’s normal payroll policies;
          (ii) an amount equal to the Annual Incentive which Executive would have earned based on the Company’s performance in the Fiscal Year of such termination, multiplied by a fraction the numerator of which is the number of days in the Fiscal Year elapsed through the effective date of termination (the “Termination Date”) and the denominator is 365;
          (iii) the Special Cash Payment less any Recovery Amount if such termination is prior to payment of the Special Cash Payment;
          (iv) full vesting in the Restricted Shares, to the extent not already vested on his date of termination; and
          (v) acceleration of vesting in an additional one-fourth (1/4) of the Initial Option to the extent not previously fully vested on such date of termination.
     In the event the Company (A) does not give Executive the title of Chief Executive Officer before March 30, 2011 or continue to provide him with that title during the Employment Term or (B) reduces Executive’s Base Salary in violation of this Agreement, then Executive after notice to the Company and the Company not remedying any such failure or breach, will be entitled to resign within one month of such event and it will be treated under this Agreement as a termination without Cause.
          (b) Death and Disability. If Executive’s employment is terminated by reason of death or upon qualification of Executive for long-term disability benefits under the Company’s long-term disability plan prior to payment of the Special Cash Payment, then in addition to all Accrued Benefits, and subject to Section 9, Executive will also be entitled to the Special Cash Payment, less any Recovery Amount.
          (c) Payment of Severance Benefits. Subject to Section 10, the Severance Benefits under 8(a)(i)-(iii) shall be paid as follows:
          (i) any amount payable under Section 8(a)(i) which is exempt from Section 409A of the Code shall commence on the first regularly scheduled payroll date following the Release Effective Date (as defined in Section 9(a));
          (ii) any amount payable under Section 8(a)(i) which is not exempt from Section 409A of the Code shall commence on the first regularly scheduled payroll date following the sixty-ninth day following the Termination Date;
          (iii) any amount payable under Section 8(a)(ii) which is exempt from Section 409A of the Code shall be paid on the later of the Incentive Payment Date or the first regularly scheduled payroll date following the Release Effective Date;
          (iv) any amount payable under Section 8(a)(ii) which is not exempt from Section 409A of the Code shall be paid on the later of the Incentive Payment Date or the first regularly scheduled payroll date following the sixty-ninth day following the Termination Date; and
          (v) the amount payable under Section 8(a)(iii) shall be paid on the first regularly scheduled payroll date following the Release Effective Date.
          (d) Voluntary Termination or Termination for Cause. If Executive’s employment is terminated voluntarily or is terminated for Cause by the Company, then, except for the Accrued Benefits all payments of compensation by the Company to Executive hereunder will terminate immediately.
          (e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment.
          (f) Cause. For purposes of this Agreement, the Initial Option and the Restricted Shares, “Cause” shall mean termination of the Executive’s employment by the company, determined in the sole discretion of the Board, due to (i) the commission by the Executive of an act of fraud or embezzlement, or the unauthorized, intentional or grossly negligent disclosure of confidential information which is injurious to the Company, (ii) a willful breach of any fiduciary duty owed to the Company or any term of this Agreement, (iii) indictment for a felony or any crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct as an employee of the Company, including, but not limited to, knowing and intentional violation by the Executive of written policies of the Company or specific directions of the Board or superior officers of the Company, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require the Executive to violate reasonable business ethical standards, (v) the failure of the Executive after written notice from the Company, substantially to perform his duties in accordance with his position under this

Agreement (other than as a result of disability), which failure is not cured within 10 days of receipt of such notice, or (vi) Executive’s engaging in willful misconduct which may reasonably result in injury to the reputation or business prospects of the Company; whether or not any such events are discovered or known by the Company at the time of the Executive’s termination; provided that if any of the foregoing events is capable of being cured, then with respect to the first occurrence of such event the Company will provide written notice of Executive describing the nature of such event and Executive will thereafter have 10 business days to cure such event. For purposes of this Section 8(f) an act or failure to act shall be considered “willful” only if done or omitted to be done without the Executive’s good faith reasonable belief that such act or failure to act was in the best interests of the Company.
     9. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of Severance Benefits will be subject to Executive signing, not revoking and returning to the Company within sixty (60) days of Executive’s termination of employment a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company, with such release of claims being effective on the eighth day following its execution, provided that it is not revoked (the “Release Effective Date”). No Severance Benefits hereunder will be paid or provided until the release becomes effective.
          (b) Confidential Information and Protective Covenants Agreement. As a condition to Executive’s employment with the Company, Executive shall enter into the Company’s standard form of employee confidential information and protective covenants agreement, but modified to provide that Executive’s non-solicitation covenant shall be thirty-six months following termination and non-compete covenant shall be eighteen months following termination (the “Confidential Information and Protective Covenants Agreement”). During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information and Protective Covenants Agreement (any such updated version also referred to as the “Confidential Information and Protective Covenants Agreement”) as may be required of substantially all of the Company’s executive officers, but in no event shall the restricted period be longer than that set forth above. The receipt of Severance Benefits will be subject to Executive’s continued compliance with the terms of the Confidential Information and Protective Covenants Agreement.
          (c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any Severance Benefits, nor will any earnings that Executive may receive from any other source reduce any such Severance Benefits.
     10. Section 409A.
          (a) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”).
          (b) Specified Executive. Notwithstanding any of the foregoing, if the Executive is deemed by the Company at the time of Executive’s Separation from Service by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the Deferred Compensation to which Executive is entitled under this Agreement is required in order to avoid taxation to the Executive under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s Deferred Compensation shall not be provided to him prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all deferred payments shall be paid to Executive in a lump sum on the first business day following, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
          (c) Installments. Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Code Section 409A.
          (d) In-Kind Benefits and Expense Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
     11. Indemnification and Insurance. The Company will cover Executive under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.
     12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose,

“successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
     13. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, (c) upon confirmation of receipt if sent by facsimile or electronically, or (d) four days after being mailed by first class mail and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Ulta Salon, Cosmetics & Fragrance, Inc.
Attn: General Counsel
1000 Remington Boulevard
Suite 120
Bolingbrook, IL 60440
With a copy to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Fax: (312) 993-9767
Attention: Robin Struve
If to Executive:
at the last residential address known by the Company as provided by Executive in writing.
With a copy to:
Seyfarth Shaw LLP
131 S. Dearborn Street, Suite 2400
Chicago, Illinois 60603
Fax: (312) 460-7965
Attention: Gerald Maatman
     14. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     15. Arbitration.
          (a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Illinois Uniform Arbitration Act, 710 ILCS 5/1 et seq. (the “Rules”), and pursuant to Illinois law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, and Chicago Human Rights Ordinance, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Chicago, Illinois and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or Illinois Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
          (c) Remedy. Except as provided by the Rules and the Federal Arbitration Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company under this Agreement. Accordingly, except as provided for by the Rules and the Federal Arbitration Act, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration under this Agreement. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. Nothing contained in this Agreement shall interfere with the Company’s rights to enforce the Confidential Information & Protective Covenants Agreement in accordance with its terms.
          (d) Availability of Injunctive Relief. In addition to the right under the Rules and the Federal Arbitration Act to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information and Protective Covenants

Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Illinois Code Chapter 820.
          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Illinois Department of Labor, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
     16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
     17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     18. Survival. The Confidential Information and Protective Covenants Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8, 9, 11, 12, 14 and 15 will survive the termination of this Agreement.
     19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     21. Governing Law. This Agreement will be governed by the laws of the State of Illinois (with the exception of its conflict of laws provisions).
     22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
[signature page to follow]

EXECUTION VERSION
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:	Date: 04/12/2010

ULTA SALON, COSMETICS & FRAGRANCE, INC.
By:	/s/ Dennis K. Eck
Title: Non-Executive Chairman of the Board

EXECUTIVE:	Date: 04/14/2010

/s/ Carl Rubin

[SIGNATURE PAGE TO CARL RUBIN EMPLOYMENT AGREEMENT]